Results of Meeting of Shareholders

AXP MANAGED ALLOCATION FUND

REGULAR MEETING OF SHAREHOLDERS HELD ON NOVEMBER 13, 2002

(UNAUDITED)

A brief description of each proposal voted upon at the meeting and the number of votes cast for, against or withheld, as well as the number of abstentions and broker non-votes as to each proposal is set forth below.

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Proposal 1
To elect the thirteen nominees specified below as Board members*.

                                Shares Voted "For"      Shares Withholding Authority to Vote
Arne H. Carlson                  109,931,467.571                  5,765,603.704
Philip J. Carroll, Jr.           110,235,347.726                  5,461,723.549
Livio D. DeSimone                110,101,868.870                  5,595,202.405
Barbara H. Fraser                110,215,221.160                  5,481,850.115
Ira D. Hall                      110,145,124.191                  5,551,947.084
Heinz F. Hutter                  110,026,457.249                  5,670,614.026
Anne P. Jones                    110,149,724.971                  5,547,346.304
Stephen R. Lewis, Jr.            110,364,119.335                  5,332,951.940
Alan G. Quasha                   110,260,292.429                  5,436,778.846
Stephen W. Roszell               110,284,905.771                  5,412,165.504
Alan K. Simpson                  109,843,947.535                  5,853,123.740
Alison Taunton-Rigby             110,368,179.547                  5,328,891.728
William F. Truscott              110,274,947.032                  5,422,124.243
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Proposal 2
To Amend the Articles of Incorporation/Declaration of Trust*:

2(a). To allow one vote/dollar instead of one vote/share.

 Shares Voted "For" Shares Voted "Against"    Abstentions       Broker Non-Votes
  98,376,002.154       12,396,224.240       4,154,422.881         770,422.000

Proposal 3
To approve a policy authorizing American Express Financial Corporation, subject to Board approval, to retain and replace subadvisers, or to modify subadvisory agreements, without shareholder approval.

 Shares Voted "For" Shares Voted "Against"    Abstentions       Broker Non-Votes
  100,183,843.951      10,946,335.724       3,796,469.600         770,422.000

Proposal 4
To approve changes to the Investment Management Services Agreement:

4(b). To modify the performance incentive adjustment calculation.

 Shares Voted "For" Shares Voted "Against"    Abstentions       Broker Non-Votes
  99,485,725.941       10,247,110.105       5,193,813.229         770,422.000

* Denotes Registrant-wide proposals and voting results.